Exhibit 10.6

Zimmer Asia (HK) Limited

Unit 808-811, Tins Enterprises Centre

777 Lai Chi Kok Road, Kowloon, Hong Kong

Tel : 852-2992 0968  Fax : 852-2992 0982

zimmerbiomet.com

Change in Control Severance Agreement

This Change in Control Severance Agreement ("Agreement") is made by and between Zimmer Asia (HK) Limited ("Employer" or "Company" as case may be) and Yi Sang-Uk ("Executive").

Recitals

(A)

This Agreement is being entered into in connection with Employee’s desired change of residence from Singapore to Hong Kong and the resulting transfer of his employment from Zimmer Pte. Ltd. (based in Singapore) to the Company (based in Hong Kong) and will replace the existing Change in Control Severance Agreement dated as of August 18, 2015 by and between Zimmer Pte. Ltd. and Executive (the “Existing Agreement”).

(B)

The terms of this Agreement are consistent in all material respects with the terms of the Existing Agreement, with differences between this Agreement and the Existing Agreement deemed necessary or appropriate to ensure this Agreement is enforceable under the laws of Hong Kong Special Administrative Region.

(C)	The Company considers it essential to the best interests of its ultimate shareholders to foster the continuous employment of key management personnel.
(D)

The Company and the Board recognize that, as is the case with many corporations, the possibility of a Change in Control in the Ultimate Parent Company exists and that such a possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

(E)

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

(F)

The parties intend that no amount or benefit will be payable under this Agreement unless a termination of the Executive's employment with the Company occurs following a Change in Control, or is deemed to have occurred following a Change in Control, as provided in this Agreement.

Defined terms as used herein and not defined elsewhere in this Agreement, shall have the meaning as described to them in Annex 1 to this Agreement.

1.	Term of Agreement

This Agreement will commence on the date stated below and will continue in effect through December 31, 2020. Beginning on January 1, 2021, and each subsequent January 1, the term of this Agreement will automatically be extended for one additional year, unless either party gives the other party written notice not to extend this Agreement at least 30 days before the extension would otherwise become effective or unless a Change in Control occurs. If a Change in Control occurs during the term of this Agreement, this Agreement will continue in

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effect for a period of 24 months from the end of the month in which the Change in Control occurs. Notwithstanding the foregoing provisions of this Article, this Agreement will terminate on the Executive's retirement date.

2.	Compensation other than Severance Payments
2.1	Compensation Previously Earned

If the Executive's employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive's salary accrued through the Date of Termination, at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program, or arrangement maintained by the Company during that period.

2.2	Normal Post-Termination Compensation and Benefits.

Except as provided in Section 3.1, if the Executive's employment is terminated for any reason following a Change in Control and during the term of this Agreement, the Company will pay the Executive the normal compensation and benefits payable to the Executive under the terms of the Company's compensation or benefit plans, programs, and arrangements, as in effect immediately prior to the Change in Control, including but not limited to the Non-Competition Period Payments (if any). This provision does not restrict the Company's right to amend, modify, or terminate any plan, program, or arrangement prior to a Change in Control.

2.3	No Duplication.

Notwithstanding any other provision of this Agreement to the contrary, the Executive will not be entitled to duplicate benefits or compensation under this Agreement and the terms of any other plan, program, or arrangement maintained by the Company or any affiliate.

3.	Severance Payments
3.1	Payment Triggers

In addition to the payments as set out in Section 2 above, but in lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy, or arrangement of the Company, the Company will pay the Executive the Severance Payments described in Section 3.2 upon termination of the Executive's employment following a Change in Control and during the term of this Agreement, unless the termination is (1) by the Company for Cause, (2) by reason of the Executive's death, or (3) by the Executive without Good Reason.

For purposes of this Section 3.1, the Executive's employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) the Executive's employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Ultimate Parent Company, the consummation of which will constitute a Change in Control; or (2) the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in

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applying the definition of Good Reason), if the circumstance or event that constitutes Good Reason occurs at the direction of such a Person.

The Severance Payments described in this Section 3 are subject to the conditions stated in Section 4 below and shall be reduced in part or in their totality if and to the extent the Severance Payments were, at the time of their payment, to be deemed a golden parachute or similar arrangement prohibited under the laws where the Company is incorporated and has its registered office or the costs associated with the Severance Payments could no longer be booked as expenditures in the Company's profit and loss statement.

3.2	Severance Payments.

The following are the Severance Payments referenced in Section 3.1:

(a)	Lump Sum Severance Payment

In lieu of any further salary payments to the Executive for periods after the Date of Termination, and in lieu of any severance benefits otherwise payable to the Executive, the Company will pay to the Executive, in accordance with Section 3.3, a lump sum severance payment, in cash, equal to (a) two times the sum of (1) the higher of the Executive's annual base salary in effect immediately prior to the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, plus (2) the amount of the Executive's target annual bonus entitlement under the Cash Incentive Plan (or any other bonus plan of the Company then in effect) as in effect immediately prior to the event or circumstance giving rise to the Notice of Termination. Any amounts payable to the Executive pursuant to this Agreement are inclusive of any statutory severance amounts that may be owed to the Executive pursuant to local law. If the Board determines that it is not workable to determine the amount that the Executive's target bonus would have been for the year in which the Notice of Termination was given, then, for purposes of this paragraph (a), the Executive's target annual bonus entitlement will be the average of annual bonus paid to the Executive with respect to the three years immediately prior to the year in which the Notice of Termination was given.

(b)	Options and Restricted Shares

All outstanding Options will become immediately vested and exercisable (to the extent not yet vested and exercisable as of the Date of Termination). To the extent not otherwise provided under the written agreement evidencing the grant of any restricted Shares to the Executive, all outstanding Shares that have been granted to the Executive subject to restrictions that, as of the Date of Termination, have not yet lapsed will lapse automatically upon the Date of Termination, and the Executive will own those Shares free and clear of all such restrictions. Notwithstanding the foregoing, Options and restricted Shares remain subject to any forfeiture or clawback claims under the applicable option plan or award agreement.

3.3	Time of Payment

Except as otherwise expressly provided in Section 3.2, payments provided for in that Section will be made as follows:

No later than the fifth business day following the Date of Termination, the Company will pay to the Executive an estimate, as determined by the Company in good faith, of 90% of the

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payments under Section 3.2 (a) to which the Executive is clearly entitled. This payment shall include any statutory severance amounts you may have been entitled to pursuant to local law.

The Company will pay to the Executive the remainder of the payments due to him under Section 3.2 not later than 60 business days after the Date of Termination.

At the time that payment is made under this Section 3.3, the Company will provide the Executive with a written statement setting forth the manner in which all of the payments to him under this Agreement were calculated and the basis for the calculations.

3.4	Outplacement Services

For a period not to exceed six (6) months following the Date of Termination, the Company will provide the Executive with reasonable outplacement services consistent with past practices of the Company prior to the Change in Control or, if no past practice has been established prior to the Change in Control, consistent with the prevailing practice of medical device companies in the industry.

4.	The Executive's Covenants
4.1	Confidentiality, Non-Competition and Non-Solicitation Agreement

The Executive herewith acknowledges and affirms his continuing obligations under the Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement he executed and re-affirms his agreement to honor the obligations as set forth therein.

4.2	General Release

The Executive agrees that, notwithstanding any other provision of this Agreement, the Executive will not be eligible for any Severance Payments under this Agreement unless the Executive timely signs a General Release in substantially the form attached to this Agreement as Annex 2. The Executive will be given 30 days to consider the terms of the General Release. If the Executive does not return the executed General Release to the Company by the end of the 30 day period that failure will be deemed a refusal to sign, and the Executive will not be entitled to receive any Severance Payments under this Agreement and the Executive will only receive the minimum entitlements pursuant to local law.

5.	Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, addressed to the respective addresses set forth below, or to such other address as either party may furnish to the other in writing in accordance with this Section 5, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Zimmer Asia (HK) Limited

Attention: Regional Vice President, Human Resources, APAC

Unit 808-811, Tins Enterprises Centre

777 Lai Chi Kok Road, Kowloon, Hong Kong

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With a copy to:

Zimmer Biomet Holdings, Inc.

Attention:  General Counsel

345 East Main Street

Warsaw, Indiana 46580

United States of America

To the Executive:

Yi Sang-Uk

At Executive’s principal residence as reflected in the records of the Company

6.	Miscellaneous

This Agreement constitutes and expresses the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous oral or written agreements, representations, understandings and the like between the parties.

This Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the parties.

If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement, as applicable.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each Party of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

7.	Governing Law and Jurisdiction

This Agreement and any disputes relating to this Agreement, including those pertaining to or arising out of its interpretation, performance, amendment or enforcement, are governed by Hong Kong law and the parties submit to the non-exclusive jurisdiction of the Hong Kong courts and tribunals.

8.	Third Party Rights
a)

Subject to Clause 8(b), Associated Companies who are not a party to this Agreement may enforce the terms and accordingly shall have the benefit of those provisions in this Agreement which are, or are stated to be, for their benefit, subject to and in accordance with the provisions

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of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“Third Parties Ordinance”).
b)

The parties to this Agreement may by agreement terminate, rescind or vary the terms of this Agreement (including this Clause 8) at any time and in any way without the prior consent of or notice to any third party.

c)	Except as provided in Clause 8(a), the terms of this Agreement are not intended to be enforceable by virtue of the Third Parties Ordinance by any person who is not a party to this Agreement.

This Agreement enters into force on the later date set-out below.

Zimmer Asia (HK) Limited	Executive

/s/ Seah, Benedict	/s/ Yi, Sang
Benedict Seah	Yi Sang-Uk
Regional Vice President,
Human Resources, APAC

Date: June 15, 2020	Date: June 15, 2020

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Annex 1: Definitions

"Associated Company" means any subsidiary or holding company of the Company, any subsidiary of such holding company, and any company in which the Company or any such holding company holds or controls directly or indirectly 20% or more of the issued share capital. The terms “company”, “holding company” and “subsidiary” shall in this letter agreement have the same meaning as in the Companies Ordinance.

"Beneficial Owner" has the meaning stated in Rule 13d‑3 under the Exchange Act.

"Board" means the Board of Directors of the Ultimate Parent Company.

"Cash Incentive Plan" means the Ultimate Parent Company’s Executive Performance Incentive Plan.

"Cause" for termination by the Company of the Executive's employment, after any Change in Control, means (1) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties; (2) the Executive willfully engages in conduct that is demonstrably and materially injurious to the Company, the Ultimate Parent Company or its subsidiaries, monetarily or otherwise; or (3) the Executive is convicted of a criminal offense.

A "Change in Control" will be deemed to have occurred if any of the following events occur:

(a)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Ultimate Parent Company (not including in the securities beneficially owned by that Person any securities acquired directly from the Ultimate Parent Company or its affiliates) representing 20% or more of the combined voting power of the Ultimate Parent Company's then outstanding securities; or

(b)

during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Ultimate Parent Company to effect a transaction described in clause (a), (c) or (d) of this paragraph whose election by the Board or nomination for election by the Ultimate Parent Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved), cease for any reason to constitute a majority of the Board; or

(c)

the shareholders of the Ultimate Parent Company approve a merger or consolidation of the Ultimate Parent Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Ultimate Parent Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Ultimate Parent Company, at least 75% of the combined voting power of the voting securities of the Ultimate Parent

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Company or the surviving entity outstanding immediately after the merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Ultimate Parent Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Ultimate Parent Company's then outstanding securities; or

(d)

the shareholders of the Ultimate Parent Company approve a plan of complete liquidation of the Ultimate Parent Company or an agreement for the sale or disposition by the Ultimate Parent Company of all or substantially all the Ultimate Parent Company's assets.

Notwithstanding the foregoing, a Change in Control will not include any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by the Executive; provided, further, that such an action will not be taken into account for this purpose if it occurs within a six-month period following a Potential Change in Control resulting from the action of any entity or group that does not include the Executive.

"Date of Termination" means the date on which the notice of termination under the Employment Agreement has lapsed.

"Employment Agreement" means the letter of appointment dated June 15, 2020, including the Standard Terms and Conditions of Employment – Hong Kong and the annexures attached thereto, which, along with the Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement between the Company and the Executive, together form the terms and conditions of employment.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended from time to time, and interpretive rules and regulations.

"Good Reason" for termination by the Executive of the Executive's employment means the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act following a Change in Control:

(a)

the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control;

(b)

the Company's failure, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation (which means, for purposes of this paragraph (b), the Executive's annual base salary as in effect on the date of this Agreement, or as it may be increased from time to time, and the awards earned pursuant to the Cash Incentive Plan) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within 30 days of the date the compensation is due;

(c)

the Company's failure to continue in effect any compensation plan in which the Executive participates immediately prior to a Change in Control, which plan is material to the Executive's total compensation, including, but not limited to, the Cash Incentive Plan and the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to that plan, or the

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Company's failure to continue the Executive's participation in such a plan (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if the Executive does not timely provide a Notice of Termination to the Company within 120 days of the date on which the Executive first becomes aware (or reasonably should have become aware) of the occurrence of that event.

"Non-Competition Period Payments" has the meaning as defined in the Corporate Executive Confidentiality, Non-Competition and Non-Solicitation Agreement between the Company and the Executive.

“Notice of Termination” means the notice provided for under Section 8 of the Standard Terms and Conditions of Employment – Hong Kong that form a part of the Employment Agreement.

"Options" means options to purchase Shares awarded to the Executive during his employment with the Company.

"Person" has the meaning stated in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) of the Exchange Act; however, a Person will not include (1) the Ultimate Parent Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Ultimate Parent Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of those securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Ultimate Parent Company in substantially the same proportions as their ownership of stock of the Ultimate Parent Company.

"Potential Change in Control" will be deemed to have occurred if any one of the following events occurs:

(a)	the Ultimate Parent Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(b)	the Ultimate Parent Company or any Person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control;
(c)

any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Ultimate Parent Company representing 10% or more of the combined voting power of the Ultimate Parent Company's then outstanding securities, increases that Person's beneficial ownership of those securities by 5% or more over the percentage so owned by that Person on the date of this Agreement; or

(d)	the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

"Shares" means shares of the common stock, $0.01 par value, of the Ultimate Parent Company.

"Severance Payments" means the payments described in Section 3.2.

"Ultimate Parent Company" means Zimmer Biomet Holdings, Inc., a Delaware corporation, and any successor to its business and/or assets.

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Annex 2

GENERAL RELEASE

Name: __________________________Notification Date:  ____________

Zimmer Asia (HK) Limited (the "Company") and/or Zimmer Biomet Holdings, Inc. (the "Ultimate Parent Company") has offered me certain severance benefits (the "Severance Benefits") pursuant to a Change in Control Severance Agreement ("Agreement") between the Company and me.  I will only be able to receive the Severance Benefits in consideration for my signing this General Release.

The Company has advised me of, and I acknowledge the following:

I have 30 calendar days (the "Review Period") from the date I receive this General Release to consider and sign it. If I do not return this signed General Release by the end of the Review Period (i.e., by INSERT DATE), the Company will consider this my refusal to sign, and I will not receive the Severance Benefits.  If I choose to sign this General Release prior to expiration of the Review Period, I thereby waive my right to review for the full time period allowed. If I sign this General Release and am age 40 or older as of the date of my signing, it will not be effective for a period of seven calendar days thereafter, during which time I may change my mind and revoke my signature. To revoke my signature, I must notify the Ultimate Parent Company in writing at Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, IN, 46580, Attention: General Counsel, within seven calendar days of the date I signed this General Release.

By signing this General Release I am giving up, to the fullest extent permitted by law, my right to commence claims, including claims or rights of action I have now or may have in the future relating to my employment, the termination of my employment or any other matters whatsoever (whether under equity, tort, common law, contract, including my employment contract, under a bonus, equity plan or performance plan maintained by the Company or any of its affiliates, or statute as presently existing or as may be amended from time to time) in Hong Kong and any other jurisdiction in the world, including but not limited to any claims under the Employment Ordinance, Mandatory Provident Fund Schemes Ordinance, Minimum Wage Ordinance, Employees’ Compensation Ordinance, Personal Data (Privacy) Ordinance, Sex Discrimination Ordinance, Disability Discrimination Ordinance, Family Status Discrimination Ordinance and Race Discrimination Ordinance.against the Company and any of its affiliates, parent companies and subsidiaries, and its and their past and present officers, directors, employees, and agents (collectively, the "Released Parties") based upon any act or event occurring prior to my signing this General Release. I acknowledge and agree that my termination was for a valid reason and I have received all compensation to which I am entitled from the Released Parties other than the above-referenced Severance Benefits (which remain subject to my entering into this General Release) and agree that I am not eligible to receive any additional form of compensation under any Released Party’s pay, bonus, commission, or incentive policy or program.

I agree, as a condition of receiving the Severance Benefits, and subject to any rights and obligations I may have under applicable law, that I will not make negative comments about or otherwise disparage or try to injure the reputation of any of the Released Parties. I agree to refrain from making negative statements about any Released Party and/or its methods of doing business, management practices, policies, and the quality of its services or products. I acknowledge and agree that this restriction applies to all forms of communication including such things as oral statements, written statements, e-mail, text messages, comments on blogs or any other form of electronic or other type of communication.

For the sake of clarification, I acknowledge that this General Release shall not affect my legal obligation to protect the confidentiality of the Released Parties' information or any of my other obligations under any confidentiality, intellectual property, non-competition, and/or non-solicitation agreement and/or employment agreement that I have entered into with the Company or with any of the other Released Parties.

As a condition of receiving the Severance Benefits I agree that for a period of 90 calendar days beginning with my separation date I shall make myself reasonably available to respond to inquiries from the Released Parties related to carrying out an orderly transition of business following my termination of employment.  I

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agree that I will provide the Company's General Counsel or his or her delegate two contact telephone numbers at which I can be reached, either in person or by message, and will update that contact information within 24 hours if it changes. I further agree that I will return such calls from any of the Released Parties no later than the end of the business day immediately following the date of the call, and will provide information responsive to the request to the best of my ability. I understand and acknowledge that my agreement to promptly and fully respond to such inquiries is a material condition of my eligibility for the Severance Benefits, and further understand and agree that in the event I do not cooperate as described herein, I will be immediately obligated to repay to the Company the entire gross amount of my Severance Benefits.

By signing this General Release, I affirm that I have provided complete and truthful information in response to all inquiries (the “Inquiries”) made by any of the Released Parties and any investigating authorities in connection with any governmental investigation of any of the Released Parties or litigation involving any of the Released Parties. By signing this General Release, I further affirm that I have disclosed to the Ultimate Parent Company's General Counsel or his or her delegate any and all concerns I may have had arising from or related to my employment regarding potential material violations of applicable law and/or the Company's Code of Business Conduct and Ethics. I agree, by signing the General Release, that if it is later determined that I knowingly provided materially misleading or untruthful information in response to any such Inquiries or failed to disclose during my employment any potential material violations of applicable law or the Company’s Code of Business Conduct and Ethics of which I was aware, I will be immediately obligated to repay to the Company the entire gross amount of my Severance Benefits.

I agree to cooperate with any of the Released Parties in response to any governmental investigation. I acknowledge that in connection with my job responsibilities with any of the Released Parties, I may have obtained or been privy to information that could be relevant to its or their defense of Company-related lawsuits currently pending or which may be asserted against it or them. I agree to make myself reasonably available for providing such information and, to the extent necessary, testimony. I understand that the Company will reimburse any reasonable out-of-pocket expenses I may incur in providing this cooperation. I further understand that the Company will compensate me for time spent on such assistance at an hourly rate based on my base salary as of my termination date, with time spent rounded to the nearest quarter hour for billing purposes. Any such payment will be reported to me as required under applicable law, and I agree that I will be responsible for any resulting tax liability.

This General Release will not affect any benefits to which I am entitled under the Agreement or any claim arising out of the enforcement of the Agreement.

This General Release shall be governed by, interpreted and construed in accordance with the substantive laws of Hong Kong.

I irrevocably agree that the courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this General Release and that, accordingly, any legal action or proceedings arising out of or in connection with this General Release may be brought in those courts and I irrevocably submit to the jurisdiction of those courts.

My signature below acknowledges that I have read the above, understand what I am signing, and am acting of my own free will. The Company has advised me to consult with an attorney and any other advisors of my choice prior to signing this General Release.

SIGNATURE ________________________________ DATE ____________________

PRINT NAME ______________________________